EXHIBIT 10.2 TO FORM 8-K



ASSET PURCHASE AND SALE AGREEMENT


     THIS AGREEMENT, dated as of the 29th day of June, 1995, by and between Lawrence F. Ranallo, Trustee in Bankruptcy (the "Trustee") of Pittsburgh Food & Beverage Company, Inc., a Pennsylvania corporation, (hereinafter referred to as "PFB"), and L.E. Smith Glass Company, a Pennsylvania corporation (hereinafter referred to as "Smith"), (PFB and Smith are hereinafter individually and collectively referred to as "Seller"), and American Glass, Inc., a Delaware corporation (hereinafter referred to as "Buyer").

     WHEREAS, Smith owns and operates a hand-pressed glass manufacturer (the "Business"), which Business has its principal office located in Mt. Pleasant, Westmoreland County, Pennsylvania;

     WHEREAS, Seller desires to sell, transfer, assign and convey to Buyer, and Buyer desires to purchase from Seller subject to the terms and conditions set forth herein, certain specified assets of Smith, including the real property described in Exhibit "A," free and clear of all liens, claims, encumbrances, and interests of any kind or nature including, without limitation, any liens, claims, encumbrances or interests (except for the "Permitted Encumbrances" and "Assumed Liabilities" as hereinafter defined), whether presently known or unknown, in any way relating to or arising out of the operations of the Business prior to the Effective Closing Date (as defined herein).

     WHEREAS, the Trustee will obtain approval from the United States Bankruptcy Court for the Western District of Pennsylvania in the matter of Pittsburgh Food and Beverage, Inc. Case No. 95-20543-JLC ("PFB Bankruptcy Case"), authorizing said Trustee to enter into this Agreement and to sell the Assets hereunder ("Sale Order"), after due notice to all known creditors of PFB and Smith and subject to higher and better offers at said bankruptcy sale.
The Sale Order shall be substantially in the form attached hereto. Prior to submitting the Motion for Sale to the Bankruptcy Court, Seller shall provide Buyer with a copy of the proposed service list for persons and entities which are to receive notice of the proposed sale. If Buyer desires to add additional persons or entities to such notice list, Buyer shall immediately notify
Seller, in writing, of the additional persons or entities which Buyer seeks to add to such notice list, and such persons or entities shall be added to the notice list by Seller.

     NOW, THEREFORE, in consideration of the mutual promises herein contained and the payments hereinafter provided, and intending to be legally bound, the parties hereto agree as follows:

     1. SALE AND PURCHASE OF ASSETS. At the Actual Closing (as defined herein) hereinafter provided for, Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase all of Seller's right, title and interest in and to all of the assets, properties, business, franchises, rights, privileges, whether real, personal or mixed, tangible or intangible, of every kind, nature and description, and wherever situated, which are used in or related to the operation of the Business or in which Smith has any right, title or interest, free and clear of all

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mortgages, pledges, security interests, liens, claims, demands, charges and encumbrances (hereinafter individually referred to as a "Lien" and, collectively as "Liens"), (except for the Permitted Encumbrances on the real property and the Assumed Liabilities as defined herein) (collectively, hereinafter referred to as the "Assets"), including, without limitation the following:

          1.1. All property and assets of the Business of every kind and description (except for the "Excluded Assets" as hereinafter defined) wherever located, including franchises, licenses, permits, trademarks, technology, tradenames, processes, inventions, royalties and other intangible personal property, business name(s), patents, and including but not limited to the molds, inventory, furniture, fixtures, equipment and vehicles and the assets described generally in the attached Exhibit "B" as well as the real property described on Exhibit "A";

          1.2. All rights under Seller's contracts relating to the Business, including all leases, agreements, and purchase and sale orders of Seller relating to the sale or purchase of products, materials or services produced or used in connection with the Business, and including without limitation those contracts, orders and agreements specifically identified on Exhibit "C" which is attached hereto and made a part hereof (the "Assigned Contracts"), as well as all oral employment arrangements, if any, with Michael C. Miller, President, Pamela Mahbod, National Sales Manager - Giftware, and Norman Pennington, National Sales Manager - Lighting. To Seller's Knowledge (as defined in Paragraph 7.14 hereof), there are no currently existing written employment agreements between Smith and the aforesaid employees. Each of the above referenced employees is presently employed pursuant to oral employment agreements which, to Seller's Knowledge, may be terminated by either party;

          1.3. All customer files, lists and records of the Business (except for the specific records hereinafter identified as being part of the Excluded Assets);

          1.4. Those accounts receivable of Smith which are less than ninety one (91) days past due at the time of Effective Closing and, except for the Excluded Assets, all notes receivable and other claims receivable or assertable. It is the intention of the Buyer and Seller that the Seller not transfer to Buyer, and the Buyer not purchase from Seller, any inter-company notes receivable or claims receivable or assertable which may be owing between Smith and any other companies owned, controlled, affiliated with or otherwise related to Michael P. Carlow, Larry Ousky, or Frank Carlow. If an inter-company note receivable or claims receivable or assertable is inadvertently transferred to Buyer at the Actual Closing, such note receivable, claims receivable or assertable shall be returned to Seller if such transfer is discovered by Buyer or Seller prior to the Final Adjustment (as defined in Paragraph 2 hereof). If such transfer is not discovered by Buyer or Seller prior to the Final Adjustment, the Buyer may retain such inter-company note receivable or claim receivable or assertable;

          1.5. Governmental licenses and permits identified on Exhibit "D" relating to the Business, to the extent transferrable;

          1.6. Such other assets, tangible or intangible, including contract rights, agreements, Smith's Blue Cross/Blue Shield Select Blue Plan, and licenses, oral or written, relating to the Business;

          1.7. Except for Excluded Assets, all books, business records and files of the Business;

          1.8. Any goodwill of Smith;

          1.9. All other assets and properties reflected on Smith's Audit Report dated March

31, 1995 (the "March 31 1995 Financial Statement");

          1.10. The company store adjacent to the manufacturing operations of the Business; and

          1.11. The Business telephone number, mailing address and all advertising for the Business.

     The Assets to be purchased hereunder shall not include the following specific assets (the "Excluded Assets"): (i) any claims (including but not limited to notes receivable and other claims receivable or assertable, except that any inter-company notes receivable or claims receivable or assertable which are inadvertently transferred to Buyer shall be subject to the terms of Paragraph 1.4 hereof), rights, or causes of action which Smith has or may have against PFB or any other companies owned, controlled, affiliated with, or otherwise related to Michael P. Carlow, Larry Ousky, or Frank V. Carlow; (ii) any and all claims for preferential transfers, fraudulent transfers and similar claims against any person or entity as may be asserted by Seller; (iii) all cash on hand or in bank accounts or cash funds as of the Effective Closing Date (except for cash from insurance proceeds or payments received or receivable by Smith in respect of Assets that are damaged, destroyed, lost or stolen between March 31, 1995 and the Effective Closing Date so long as (a) such Asset was included in the March 31, 1995 Financial Statements, and (b) the insurance proceeds have not been utilized by Seller to repair or replace the damaged, destroyed, lost or stolen Asset), (iv) the corporate minute books and stock books and other records pertaining to the corporate existence of Smith and PFB;
(v) pre-paid state and federal taxes, and all rights to any tax credit or attributes including refunds of federal and state taxes previously paid by Seller; (vi) prepaid insurance; (vii) other prepaid expenses which are to be prorated and allocated to Seller pursuant to Paragraph 11 hereof; (viii) all existing contract deposits and contract prepayments made by Seller, provided that to the extent any such contract deposit or prepayment is refundable to Seller or applicable to future obligations of Seller, such deposit or prepayment shall remain in place and Buyer shall provide Seller with a credit (on a dollar for dollar basis) at the Effective Closing for the amount of such contract deposit or prepayment (to the best of Seller's Knowledge, there are no existing contract deposits or contract prepayments as of the date of this Agreement); (ix) all insurance policies and all refunds arising from the cancellation of Seller's insurance policies as of the Effective Closing Date; and (x) the purchase price hereunder and all rights accruing to Seller or the Trustee under this Agreement.

     SELLER MAKES NO WARRANTY OF MERCHANTABILITY OF ANY OF THE ASSETS TO BE SOLD OR OF THE FITNESS OF ANY OF THE ASSETS TO BE SOLD FOR ANY PURPOSE. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD THAT THE ASSETS TO BE SOLD AND EACH COMPONENT THEREOF ARE TO BE SOLD PURSUANT TO THIS AGREEMENT IN AN "AS IS" AND "WHERE IS" CONDITION.

     2. PURCHASE PRICE. As full consideration for the Assets of Seller, and subject to the Bonus (as defined herein) Buyer will pay $5,725,000.00 (the "Purchase Price"), as hereinafter adjusted, which Purchase Price shall be increased or decreased (on a dollar for dollar basis) by (a) the increase or decrease in accounts receivable less than ninety one (91) days past due as set forth on the March 31, 1995 Financial Statements attached hereto as Exhibit "E" (being the amount of $1,353,066.00) as compared to the schedule of accounts receivable to be prepared by Seller setting forth those accounts receivable which are less than ninety one (91) days past due as of the Effective Closing Date (for the purposes of valuing Smith's accounts receivable, all accounts receivable less than ninety one (91) days past due at the Effective Closing Date shall be valued at full face value, and all accounts receivable in excess of ninety (90) days past due at the Effective Closing Date shall be retained by Seller); and (b) the increase or decrease in inventory as set forth on Exhibit "E" (being the amount of $1,706,427.00) as compared to the schedule of inventory to be prepared by Seller as of the Effective Closing Date; and (c) the increase in fixed assets caused by the verifiable capital expenditures made by Seller for the sole purpose of improving the equipment and/or facilities of the Business between March 31, 1995 and the Effective Closing Date; and (d) the Bonus of $25,000.00 in the event that either (i) the Trustee files a Chapter 11 Petition for Smith and obtains approval of a sale order, substantially in the form of the Sale Order, from the Bankruptcy Court presiding over the Smith Case, or (ii) the Actual Closing Date occurs on or prior to August 10, 1995.

          The items set forth in subparagraphs 2(a) through 2(c) shall be referred to collectively herein as the "Adjustment Categories." All of the above described adjustments, which adjustments are to be made to the items set forth in subparagraphs 2(a) through 2(c) above for the calculation of the difference between the March 31, 1995 dollar amounts and the Effective Closing Date dollar amounts, shall be made at Actual Closing pursuant to the usual and customary accounting practices of the Business, consistently applied (the "Initial Adjustment").

          Within forty five (45) days after the Actual Closing, the Seller and the Buyer shall jointly produce a statement setting forth final calculations of the adjustments that should have been made on the Effective Closing Date. The final calculations shall be based upon information which is either finalized or which becomes available after the Actual Closing regarding the Adjustment Categories as utilized for the calculation of the difference between the March 31, 1995 dollar amounts and the Effective Closing Date dollar amounts. Such statement shall be prepared pursuant to the usual and customary accounting practices of the Business, consistently applied (the "Final Adjustment"). Buyer and Seller mutually agree to provide each other with access to Smith's books and records for purpose of preparing such statement and Final Adjustment. If Seller and Buyer are unable to agree upon the Final Adjustment within such forty five
(45) day period, the specific matters in dispute shall be submitted to a mutually acceptable accounting firm or arbitrator for resolution. The costs associated with the accounting firm or arbitrator shall be borne equally by Seller and Buyer. Within five (5) business days following resolution by the accounting firm or arbitrator or five (5) business days after the preparation and delivery of the statement and Final Adjustment in the event there is no dispute, a supplemental closing shall take place at the same location as the Actual Closing at which time the Seller or Buyer, as applicable, shall pay the other party such amount(s) as is/are necessary to adjust the Purchase Price and pay the other party the amount that should have been paid on the Actual Closing Date. The Buyer and Seller agree that no Final Adjustment shall be made with respect to individual items which are less than the amount of $15,000.00; provided, however, that if the aggregate of the individual items which are less than $15,000.00 is in excess of the sum of $75,000.00, then the Final Adjustment shall include those individual items which are less than the amount of $15,000.00. Seller agrees that any claim by Buyer against Seller regarding such Final Adjustment shall be entitled to classification as an administrative claim with priority over the administrative claim of PNC Bank (said priority of Buyer's administrative claim

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

being in an amount up to a maximum of $100,000.00), and the Sale Order confirming the sale shall so state in the PFB Bankruptcy Case.

     The Purchase Price shall be paid as follows:

          2.1. ONE HUNDRED NINETY THOUSAND DOLLARS ($190,000.00) in cash, wire transfer, or by cashier's check payable to Trustee, upon the signing of this Purchase Agreement by the Trustee, the receipt of which, is acknowledged. Such monies shall be held by the Trustee in trust in an interest bearing account with all earnings thereon to inure to the benefit of the Buyer. The Trustee acknowledges that Buyer has already deposited Ten Thousand Dollars ($10,000.00) in connection with the diligence process, which shall be aggregated with the foregoing deposit resulting in a total initial deposit of Two Hundred Thousand Dollars ($200,000.00) (the "Deposit"). If Buyer is not selected at the Bankruptcy Court hearing established for the purpose of selecting a purchaser for the Assets or if the Seller does not perform its obligations hereunder, then the Deposit (together with interest thereon) shall be promptly refunded to Buyer.

          2.2. The cash portion of the Purchase Price shall be reduced by the dollar amount of the Seller's liabilities which are assumed by Buyer at Effective Closing. The Buyer shall assume no liabilities, payments or obligations of Seller (whether absolute, contingent or otherwise and whether arising out of the business, the ownership or operation of any of the Assets, the consummation of the transactions under this Agreement or otherwise) other than the specific liabilities (hereinafter called the "Assumed Liabilities") identified on Schedule 2.2. To Seller's Knowledge, Schedule 2.2 accurately sets forth the Assumed Liabilities. If the Assumed Liabilities are in excess of the sum of $5,725,000.00 as of the Effective Closing Date, then Buyer may, at its election, terminate this Agreement by written notice to Seller delivered at or prior to the Effective Closing Date and the Deposit shall be returned to Buyer. If the Assumed Liabilities have been increased to a sum in excess of $5,725,000.00 as a result of civil disorder, acts of God, insurrection, war or riots, then either Buyer or Seller may terminate this Agreement by written notice to the other given at or prior to the Effective Closing Date and the Deposit shall be returned to Buyer. If Buyer elects to consummate the transaction notwithstanding that the Assumed Liabilities are in excess of $5,725,000.00 on the Effective Closing Date, Buyer agrees that the Trustee shall have no liability to Buyer as a result of the Assumed Liabilities being in excess of $5,725,000.00 unless the Trustee's fraud or unlawful acts directly caused the Assumed Liabilities to exceed $5,725,000.00 as of the Effective Closing Date.

          2.3. The balance of the Purchase Price (plus or minus the aggregate net increase or decrease of the adjustments described in this Agreement at 2(a) through 2(c) hereinabove, plus the Bonus, if any) to be determined as of the Effective Closing Date and paid at Actual Closing, in cash, federal funds, wire transfer or by cashier's check.

          2.4. The Purchase Price shall not be allocated among the personal property and the real estate pursuant to this Agreement.

     3.   ASSUMED CONTRACTS.

          As of the Effective Closing Date the Buyer shall assume the following contracts of Seller, and all liabilities thereunder, which contracts constitute a portion of the Assumed Liabilities as shown on Schedule 2.2:

          3.1. The Collective Bargaining Agreement between Smith and the American Flint Glassworks Union effective June 1, 1995 to September 1, 1998;

          3.2. All of Seller's obligations under the Credit and Security Agreement by and between Integra Business Credit Company ("IBCC") and Smith dated as of September 2, 1993 (the "Integra Agreement"); provided that IBCC or its assigns consents to the assignment and assumption and releases Smith, the Trustee and their affiliates from said obligation thereof;

          3.3. All of Seller's obligations under the following automobile installment agreements: (a) in the principal amount of $29,195.00, payable in monthly installments of $790.00, including interest at 8.5% through November, 1998, and (b) in the principal amount of $12,318.00, payable in monthly installments of $535.00, including interest at 8.25% through May 1997; provided that either (i) the holder of such installment agreements or its assigns consents to the assignment and assumption thereof, or (ii) the Bankruptcy Court presiding over the PFB Bankruptcy Case or the Smith bankruptcy, if any, authorizes such assumption and assignment pursuant to Section 365 of the Bankruptcy Code, and in either event as described in (i) or (ii) above, Smith, the Trustee and their affiliates are released from said obligation thereof;

          3.4. All of Seller's obligations under the Promissory Note payable to Libbey Glass, Inc. in the original principal amount of $743,213.81 dated September 2, 1993; provided that Libbey Glass, Inc. or its assigns consents to the assignment and assumption and releases Smith, the Trustee and their affiliates from said obligation thereof;

          3.5. All of Seller's obligations under the Release and Settlement Agreement by and between Smith and Frick Hospital and Community Health Center dated May 31, 1995; provided that Frick Hospital and Community Health Center or its assigns consents to the assignment and assumption and releases Smith, the Trustee and their affiliates from said obligation thereof;

          3.6. Pitney Bowes.

          (a) Star 110 UPS Shipping and Mailing System, fifty one (51) month lease payable quarterly at $1,794.58 per quarter, effective October 10, 1992.

          (b) 9032 Copy Machine and 9300 Fax Machine, thirty six (36) month lease at $1,036.68 per quarter, effective October 10, 1992.

provided that either (i) Pitney Bowes or its assigns consents to the assignment and assumption thereof, or (ii) the Bankruptcy Court presiding over the PFB Bankruptcy Case or the Smith bankruptcy, if any, authorizes such assumption and assignment pursuant to Section 365 of the Bankruptcy Code, and in either event as described in (i) or (ii) above, Smith, the Trustee and their affiliates are released from said obligation thereof;

          3.7. AGA. On site oxygen plan to produce oxygen for ten (10) year period to begin following the date of first production, probably in July or August 1995. Charge per month is $4,368.00 for equipment maintenance (which shall be treated as an ongoing operating expense of Smith, and Buyer shall not receive a dollar for dollar credit at the Effective Closing for such contract); provided that either (i) AGA or its assigns consents to the assignment and assumption thereof, or (ii) the Bankruptcy Court presiding over the PFB Bankruptcy Case or the Smith bankruptcy, if any, authorizes such assumption and assignment pursuant to Section 365 of the Bankruptcy Code, and in either event as described in (i) or (ii) above, Smith, the Trustee and their affiliates are released from said obligation thereof;

          3.8. Energy Sales Company contract dated August 23, 1994; provided that either (i) Energy Sales Company or its assigns consents to the assignment and assumption thereof, or (ii) the Bankruptcy Court presiding over the PFB Bankruptcy Case or the Smith bankruptcy, if any, authorizes such assumption and assignment pursuant to Section 365 of the Bankruptcy Code, and in either event as described in (i) or (ii) above, Smith, the Trustee and their affiliates are released from said obligation thereof;

          3.9. The Assigned Contracts from and after the date of Effective Closing.

          3.10. Seller's Blue Cross/Blue Shield Select Blue plan effective June 1, 1995; provided that Blue Cross/Blue Shield or its assigns consents to the assignment and assumption and releases Smith, the Trustee and their affiliates from said obligation thereof; and

          3.11. Seller's 401(k) retirement plans for hourly and non-union employees effective as of May 1, 1989 and January 1, 1989, respectively; provided that the trustee of each of such 401(k) plans or its assigns consents to the assignment and assumption and releases Smith, the Trustee and their affiliates from said obligation thereof.

     4. RETAINED LIABILITIES. Without limiting the generality of the foregoing section, and regardless of whether any of the following may be disclosed to Buyer or whether Buyer may have knowledge of the same, Buyer shall not assume (and shall not be deemed to have assumed) any liabilities, payments or obligations of Seller other than the Assumed Liabilities, and specifically Buyer shall not assume (and shall not be deemed to have assumed) any of the following (collectively, the "Retained Liabilities"):

          4.1. Any liability or obligation of Seller or any other member of Seller's consolidated group related to or arising from any Federal, state, local or foreign taxes or assessments attributable to any period or portion thereof terminating on or before the Effective Closing Date and any interest, penalties and additions to tax with respect thereto, including without limitation Pennsylvania sales tax;

          4.2. Except as set forth in the Assumed Liabilities, any employee benefit plan (as defined in Section 3(3) of ERISA) or multi-employer plan (as defined in Section 3(37) of ERISA) of Smith or any similar program, policy or arrangement, and any related trust or funding arrangement covering any of the employees of Seller or any liability or obligation thereunder or with respect thereto;

          4.3. Except for the Assumed Liabilities, any liability or obligation arising out of or based upon suits, claims, proceedings or actions, including without limitation claims for negligence by Smith (and Smith's employees), Seller's refusal to honor warranty obligations or product liability in respect of products manufactured, assembled, delivered, sold or shipped by Smith, or services provided by Smith (and Smith's employees), on or before the Effective Closing Date;

          4.4. Any liability or obligation related to or arising from the guarantee (including without limitation any similar obligation) by Seller of any obligation or indebtedness of Seller or any of its affiliates or any of their respective assets; and

          4.5. Any Assumed Liability which Seller specifically elects, in writing at the Actual Closing, to treat as a Retained Liability; provided, however, that the amount of such Assumed Liabilities which Seller elects to treat as a Retained Liability shall not exceed the sum of $150,000.00 for the worker's compensation claim as listed on Schedule 2.2.

     5. CLOSING. The actual date of Closing ("Actual Closing" or "Actual Closing Date") of this transaction shall be (i) no earlier than the date which is eleven (11) days nor later than thirty (30) days after the Bankruptcy Court sale of the Assets; or (ii) on such other date mutually agreed to by the parties in writing. The Buyer and Seller shall each use commercially reasonable efforts to proceed to the Closing of the transaction contemplated by this Agreement. Time is of the essence with regard to the Closing contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, in the event that the Actual Closing occurs after July 31, 1995, all Assets and liabilities of Seller shall be calculated as of the close of business on July 31, 1995 for the purpose of determining the Purchase Price, Initial Adjustment and the Final Adjustment, and the closing shall be effective as of the close of business on July 31, 1995 (the "Effective Closing" or "Effective Closing
Date"). From August 1, 1995 through and including the Actual Closing Date, Buyer shall pay to Seller interest, calculated at a rate equal to the then current money market account rate paid by Merrill Lynch Money Market Ready Asset Account on the cash portion of the Purchase Price as set forth in Section 2.3
hereof.   If no Actual Closing occurs, then Buyer shall not be obligated to pay the interest as set forth in the preceding sentence. At the Actual Closing, title and possession of the Assets shall be irrevocably sold, transferred, assigned and conveyed to Buyer. The Actual Closing shall be at the offices of Sable, Makoroff & Gusky, P.C., Seventh Floor, Frick Building, Pittsburgh, PA 15219, or such other location as the parties may mutually agree.

     6. BUYER'S CONDITIONS OF CLOSING. The obligations of the Buyer hereunder to purchase the Assets and close hereunder shall be subject to the satisfaction (or waiver by Buyer) of the following conditions:

          6.1. No action or proceeding shall have been instituted before any court, agency or other governmental or administrative body to restrain or prohibit the transactions contemplated hereby; provided, however, in the event that a sale of the Assets is conducted by the Bankruptcy Court, an appeal from the Sale Order approving such sale shall not be a failure by Seller to fulfill this condition and the parties shall proceed to Actual Closing unless expressly stayed, enjoined or otherwise prohibited by court order.

          6.2. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all respects as of the Actual Closing Date, with the same effect as though such representations and warranties had been made on such date.

          6.3. All documents contemplated by this Agreement shall be reasonably satisfactory in form and substance to (a) the Buyer and its counsel, and (b) the Seller and its counsel. The Buyer shall have received copies of all of such documents and other evidence as the Buyer and its counsel may reasonably request in order to establish the consummation of such transactions.

          6.4. All filings, if any, required to be made by Seller or any of its affiliates with any governmental or regulatory authority in order for the consummation of the purchase and sale of the Assets not to be illegal or prohibited shall have been made and the waiting periods thereunder (including any extension thereof), if any, shall either have expired or been terminated. Seller shall have obtained, if specifically required to be obtained by Seller under the terms of this Agreement, those consents, approvals or orders of any other governmental or regulatory authority, the granting of which is required by applicable law in order for the consummation of the purchase and sale of the Assets not to be illegal or prohibited.

          6.5. Seller shall have complied with and performed in all material respects all the terms, covenants and conditions of this Agreement to be complied with and performed by it by Actual Closing.

          6.6. Seller shall have delivered to Buyer such assignments, consents, bills of sale, certificates of title and other documents or instruments of transfer, each of which shall contain warranties of title as shall be effective to indefeasibly vest in Buyer all of Seller's right, title and interest in and to all of the Assets being conveyed hereunder, free and clear of all liens, claims and encumbrances (except for the Permitted Encumbrances with respect to the real property and the Assumed Liabilities);

          6.7. Seller shall have delivered to Buyer the third party consents listed on Schedule 6.7 hereto or have obtained an order from the Bankruptcy Court that any such consent not so delivered is not required under the Bankruptcy Code for the assignment to Buyer of the related contract or lease.

          6.8. Seller shall have delivered to Buyer all contracts, files, commitments and rights pertaining to Seller's Business and other data and instruments relating to its operations;

          6.9. Seller shall have delivered to Buyer the Certificates of Good Standing for Smith;

          6.10. Seller shall have delivered to Buyer a Resolution of Board of Directors of Smith, if necessary, along with a Certificate of Incumbency of Directors and Officers, authorizing execution, delivery and performance of this Agreement and all documents required for Actual Closing;

          6.11. Seller shall have delivered to Buyer a Certified copy of Minutes of Shareholders' meetings of Smith authorizing the entry and completion of all transactions hereunder;

          6.12. Seller shall have transferred all Assets and use rights of the Business; and

          6.13. The Trustee shall have obtained the Sale Order from the Bankruptcy Court presiding over the PFB bankruptcy case and, if filed, the Smith bankruptcy case, authorizing the sale of the Assets to the Buyer, after due notice to all known creditors and subject to higher and better offers at such bankruptcy sale.

     7. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SMITH. Smith hereby represents, warrants, covenants and agrees as follows. Each of the following representations and warranties shall be true on the date of this Agreement and as of the Date of Actual Closing.

          7.1. Smith owns the Assets and will sell the same free and clear of all claims, Liens (as defined herein), mortgages, security interests, encumbrances, claims and demands of any nature (except for the Permitted Encumbrances with respect to the real property and the Assumed Liabilities).

          7.2. Smith is a corporation duly existing, qualified and in good standing under the laws of the Commonwealth of Pennsylvania, and is and shall be duly empowered to execute this Agreement and to do any and all things required or desirable for consummation of all transactions contemplated thereby.

          7.3. The execution and performance of this Agreement and the documents necessary to close have been and will be duly authorized by all prerequisite corporate proceedings by Seller, including the approval of Smith's Board of Directors and a majority of its stockholders, if necessary, and, when so delivered, constitute a legal and binding obligation.

          7.4. Execution and delivery of this Agreement and consummation of the transactions contemplated hereby do not conflict with or result in a breach of any of the terms, provisions, or conditions of Smith's Certificate of Incorporation, By-laws, or any statute, regulation, or court or administrative order or applicable process, nor does execution of this Agreement and consummation of the transaction contemplated hereby constitute a default thereunder; Buyer acknowledges that each representation of Smith is made to the best of Smith's actual knowledge.

          7.5. The Assets and the Business shall be operated and maintained in accordance with Smith's normal operating standard until the Actual Closing, except reasonable wear and tear incurred in the normal course of Smith's Business is permitted; provided that Seller shall only make payments and disbursements that are (i) lawful, (ii) in the ordinary course of business, and
(iii) consistent with historical practices. In no event will Seller make any material draw requests out of the ordinary course of business under the Integra Agreement.

          7.6. The Seller shall maintain its books, accounts and records in the ordinary course consistent with past practice. Smith shall perform in all material respects its obligations under all Material Contracts to which it is a party or to which it is bound. Smith shall not adopt any new employee benefit plan or amend to increase the compensation or benefits payable under an existing employee benefit plan other than pursuant to policies of Smith in effect on the date of this Agreement. If the Workers' Adjustment Retraining Notification Act (the "Warn Act") applies to the transaction contemplated by this Agreement, Seller will provide the appropriate notice. To Seller's Knowledge, Smith has not effected a "plant closing", "employment loss" or "mass layoff" as defined in the Warn Act for which a notice was required pursuant to the Warn Act. Buyer has informed Seller that Buyer does not presently intend to effect a "plant closing", "employment loss" or "mass layoff" as defined in the Warn Act, and, accordingly, Buyer and Seller acknowledge that no such notice is required as a result of the transaction contemplated by this Agreement.

          7.7. Seller shall not sell, dispose of, transfer or encumber any of the Assets after the execution of this Agreement except in the regular course of its Business or with the express written approval of Buyer.

          7.8. Smith holds all necessary licenses and permits to operate its Business. A true and correct list of such licenses and permits is attached hereto as Exhibit "D".

          7.9. The execution, delivery and performance of this Agreement between the parties constitutes a legal, valid, binding and enforceable obligation, and the execution, delivery and performance of this Agreement is not a violation of any other document, agreement or instrument, and there is no voluntary agreement between Seller and any other party for the sale of any of the Assets to be sold under this Agreement subject however to Bankruptcy Court approval and process.

          7.10. Smith believes the Exhibits to this Agreement set forth are true, complete and accurate information describing the matters set forth therein.

          7.11. Set forth on Exhibit "F" hereto is a list of all insurance policies and bonds in force covering Smith and any of its properties, operations or personnel. Also set forth on Exhibit "F" hereto is a listing of when each such policy or bond became effective and changes of coverage or premiums over the past three years. Policies thereon described evidence insurance in such amounts and against such risks and losses as are generally maintained with respect to comparable businesses and properties. Seller shall use commercially reasonable efforts to assign Smith's Blue Cross/Blue Shield Select Blue Plan to Buyer. Seller shall not assign any other insurance policies to Buyer. Buyer acknowledges that the assignment of such Blue Cross/Blue Shield Plan is subject to the consent of the underwriter as set forth in each policy, and that said underwriter may elect to withhold its consent to the requested assignment. In the event that the underwriter does not consent to Seller's requested assignment of the Blue Cross/Blue Shield policies, Buyer shall obtain its own insurance policy in lieu of the policy for which the underwriter has withheld its consent.

          7.12. On information and belief, no representation or warranty by Smith, or in any certificate, exhibit, schedule or other document furnished or to be furnished by Smith, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

          7.13. Investments. Smith does not own any interest in any corporation or business activity, nor is it a participant in any partnership or joint venture with any third party.

          7.14. Certain Contracts. Schedule 714 sets forth a complete and correct list of all contracts, agreements, leases or commitments (other than real property leases), whether in the ordinary course of business or not, to which Smith is a party, or which is binding upon any material part of the Assets or property of Smith, involving a present or future obligation to pay funds or to deliver goods or services, or otherwise representing an aggregate expenditure of an amount or value in excess of $25,000.00. ("Material Contracts"); provided, however, that purchase orders of less than $60,000.00 entered into in the ordinary course of business shall not be Material
Contracts. All of the Material Contracts are legally valid and binding, in full force and effect and enforceable against Smith and, to the best of Seller's Knowledge (as hereinafter defined), all other parties thereto, in accordance with their respective terms (except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity). As used in this Agreement, the term "Seller's Knowledge" shall mean and be limited to the actual knowledge of Michael C. Miller, President, Richard Paul, Chief Financial Officer, Pamela Mahbod, National Sales Manager - Giftware, and Norman Pennington, National
Sales Manager - Lighting. Except for the existing default by Smith under the terms of its agreement with IBCC, to Seller's Knowledge there is no existing default or breach by Seller under any of the Material Contracts, and, except as set forth on Schedule 7.14, Seller has not received any notice, claim or allegation of default or material breach thereof by Seller. To Seller's Knowledge, there is no existing default or breach under any of the Material Contracts by any other party thereto. A true and complete copy of each Material Contract (together with all amendments and waivers thereto) has been delivered, or made available, to Buyer prior to the date hereof.

          7.15. Tax Matters. Smith's accrual for ad valorem personal property taxes with respect to a tax period (or portion thereof) ending on or before the Effective Closing Date will be adequate to cover all liability for such taxes, and any interest or penalties thereon.

          7.16. Litigation. Except as disclosed in Schedule 716 (i) there is no action, suit, proceeding, arbitration or litigation pending or, to Seller's Knowledge, threatened against Smith; (ii) neither Smith nor any of its directors, officers, employees, agents or affiliates has been charged with violations of any provision of any federal, state, local or foreign law or administrative ruling or regulation that will have a material adverse effect on the Assets or the Business; and (iii) Smith has not received any currently effective written notice of any default, nor, to Seller's Knowledge, is it in default, under any order, writ, injunction, decree or permit of any court or of any commission or other administrative or regulatory agency. An action, suit, proceeding, arbitration or litigation shall be considered "threatened" for purposes of this Section 7.16 if any of the current officers of Smith has received notice indicating that an action, suit, proceeding or arbitration may be commenced.

          7.17. Insurance. All insurance policies that currently insure Smith are listed in Exhibit F (the "Policies") and Seller shall use commercially reasonable efforts to maintain the Policies in full force and effect until (but not after) the Effective Closing Date. To Seller's Knowledge, the Policies cover risks in the operation and conduct of the businesses of a size and nature similar to Smith. There is no material breach or default with respect to any provision contained in any Policy, and all premiums, to the extent due and payable, have been paid or the liability therefor properly accrued.

          7.18. Employee Benefit Plans. Except as set forth on Schedule 718, Smith has not previously and does not as of the applicable date have any pension, retirement, profit-sharing, employee stock ownership plan, deferred compensation, stock bonus or other similar plan; medical, vision, dental or other health plan; life insurance plan; vacation, severance, or other similar plan or arrangement; stock option, stock appreciation or other similar plan or arrangement; and no employee benefit plan, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

          7.19. Collective Bargaining Agreements; Employment Agreements.
Except as set forth in Schedule 719, Smith is not a party to (i) any collective bargaining agreement or (ii) any employment agreement or other similar arrangement, with or for the benefit of any officer, employee or director that is not subject to cancellation within 90 days by Smith without penalty or increased cost (collectively, "Collective Bargaining Agreement"). Schedule 719 sets forth a complete and correct list of each Collective Bargaining Agreement to which Smith is a party.

          7.20. Compliance with Law. Except as set forth in Schedule 7.20, within the thirteen months preceding the date of this Agreement, the Seller has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, rules or regulations related to the Business where the penalty for the violation could have a material adverse effect on the Assets or the Business and, to Seller's Knowledge, no proceeding with respect to any such violation (regardless of the date of commencement) is pending or threatened.

          7.21. Permits. Exhibit D sets forth a complete and correct list of all material approvals, permits and licenses (including all export and re-export licenses) (collectively, "Permits") granted to Seller from any federal, state or local governmental authority and relating to the Assets or the Business, and applications for any of the foregoing, which Permits constitute all of the approvals, permits and licenses sufficient and adequate to carry on the Business as presently conducted and to own the Assets. Except as disclosed in Exhibit D to Seller's Knowledge, all Permits necessary in the conduct of the Business as presently conducted have been obtained and are in full force and effect, and, within the thirteen months preceding the date of this Agreement, the Seller has not been cited, fined or otherwise notified of any asserted past or present material violation of any Permit, and no proceeding is pending or, to Seller's Knowledge, threatened to revoke or limit any such permit.

          7.22. Environmental Matters. Except as set forth in the last sentence of this Paragraph 7.22 regarding the Seller's Knowledge concerning the draft environmental report dated November 16, 1994, prepared by ATEC Associates, Inc., Seller makes no representation or warranty as to the environmental condition of the Assets. Seller has provided Buyer with a copy of the draft report dated November 16, 1994 prepared by ATEC Associates, Inc. To Seller's Knowledge, without additional investigation, the above referenced ATEC draft report accurately set forth the condition of the real property as of the date of said draft report.

          7.23. Approvals and Consents. Seller shall use commercially reasonable efforts to obtain the Sale Order and to obtain or assist in obtaining any and all assignments, consents, waivers, releases, amendments, approvals, authorizations, permits, orders and consents of all third parties and governmental authorities required to be obtained by Seller hereunder and necessary to the consummation of the transactions contemplated by this Agreement; provided, however, that Seller shall not be obligated to actually obtain any permits, licenses, approvals or other items which are to be obtained by Buyer pursuant to Paragraph 12 hereof to pay any consideration to any person in connection therewith. Seller shall also use commercially reasonable efforts to incorporate into any plan or plans of reorganization proposed for either or both of the entities comprising the Seller and proposed or filed by or on behalf of the Trustee to incorporate the same protections afforded Purchaser under the Sale Order pursuant to such plan and the applicable confirmation order.

     8. NO REPRESENTATION OR WARRANTY; EXPRESS OR IMPLIED. Except as otherwise expressly provided in this Agreement, the Seller makes, has made, or shall be deemed to make or have made, no representation or warranty, express or implied, as to the title, value, condition, design, operation, merchantability, suitability or fitness for a particular use or quality of any of the purchased assets, or as to the absence of latent or patent or other defects, whether or not discoverable, or any other representation or warranty whatsoever with respect to the purchased Assets. Except as otherwise expressly provided in this Agreement, all Assets being sold pursuant to this Agreement are sold, "AS IS, WHERE IS" on the Effective Closing Date and in their then present condition and, except to the extent otherwise expressly stated, the foregoing provisions are intended, understood, acknowledged and agreed to be a complete exclusion and negation of any warranties by the Seller, express or implied, with respect to the Assets whether arising under the Uniform Commercial Code or any similar law now or hereafter in effect, or otherwise.

     9.   REPRESENTATIONS AND WARRANTIES OF BUYER.

          9.1. Buyer is a corporation duly existing, qualified and in good standing under the laws of Delaware, and is and shall be duly empowered to execute this Agreement and to do any and all things required or desirable for consummation of all transactions contemplated thereby.

          9.2. The execution and performance of this Agreement and the documents necessary to close have been and will be duly authorized by all prerequisite corporate proceedings by Buyer, including the approval of Buyer's Board of Directors and a majority of its stockholders and, when so delivered, constitute a legal and binding obligation.

          9.3. The execution, delivery and performance of this Agreement between the parties constitutes a legal, valid, binding and enforceable obligation, and the execution, delivery and performance of this Agreement is not a violation of any other document, agreement or instrument. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby do not conflict with or result in a breach of any of the terms, provisions, or conditions of Buyer's Certificate of Incorporation, By-laws, or any statute, regulation, or court or administrative order or process applicable, nor does execution of this Agreement and consummation of the transaction contemplated hereby constitute a default thereunder; Seller acknowledges that each representation of Buyer is made to the best of its actual knowledge.

          9.4. There is no litigation, proceeding or governmental investigation pending or so far as known to Buyer, threatened, against or relating to Buyer which would affect Buyer's ability to enter into or consummate the transaction contemplated by this Agreement, nor is there any basis known to Buyer for such action. Buyer is qualified to obtain all licenses and permits required for the ownership and operation of the Business.

     10. TRANSFER. Simultaneously with the payment of the balance of the Purchase Price on the date of Actual Closing as specified hereinabove, after taking into account the Assumed Liabilities and other adjustments that are contemplated by this Agreement, Seller shall convey by special warranty deed all of the real property described on Exhibit "A" and by bill of sale all of the personal property described in Exhibit "B" to Buyer or by assignment or endorsement of certificates of title, as the case may be, free of all Liens (except for the Permitted Encumbrances with respect to the real property). "Permitted Encumbrances" shall mean all exceptions, restrictions, easements, rights of way and encumbrances against the real property specified in preliminary reports of title insurance, survey report and survey plans delivered to Buyer concurrent with the execution of this Agreement by the Trustee which do not singularly or in the aggregate cause the title to the real property to be unmarketable and such other imperfections in title, if any, which do not substantially and materially interfere with either the title or present or continued use of the real property in the manner in which such property is currently used.

     Seller and Buyer shall equally share the cost, if any, of any real estate transfer taxes. Seller's share of such transfer taxes shall be deducted from the Purchase Price at Actual Closing.

     11. PRORATION OF CERTAIN ITEMS. Prepaid items, real property taxes, utilities, and other accrued but unpaid (as of the Effective Closing Date) expenses which are not assumed by Buyer as an Assumed Liability and which are customarily prorated, shall be prorated as of the Effective Closing Date such that Seller is responsible for such expenses accruing prior to the Effective Closing and Buyer is responsible for expenses for Assets accruing from and after the Effective Closing.

     12. LICENSES AND PERMITS. After the Actual Closing, Buyer shall, at its own expense obtain all licenses and permits required by law for its use of the Assets to be sold either by arranging for the transfer from Seller to Buyer of any of the licenses and permits or by applying for and obtaining new licenses and permits. Seller shall cooperate in such efforts to the extent reasonably requested by Buyer, and Buyer shall reimburse Seller for all reasonable out of pocket expenses incurred and paid by Seller in connection with such cooperation. Nothing in this Agreement shall require Seller to extend or renew any of the licenses or permits identified on Exhibit "D", nor shall this Agreement prevent or inhibit Seller from seeking the return of any bonds or other security posted in connection with the licenses and permits.

     13.  INDEMNIFICATION.

          13.1. Indemnification by Seller. Seller shall indemnify Buyer and hold it harmless from and against and in respect of any and all damages, claims, losses, expenses, obligations and liabilities (including reasonable attorneys' fees) claimed or assessed against Buyer or to which Buyer may be subject in connection with any and all claims, suits or asserted liabilities which arise from or are related to claims of any person or entity in connection with the liabilities to be retained by Seller as described on Exhibit "G" attached hereto and made a part hereof including all federal, state, local or foreign taxes or assessments attributable to any period or portion thereof terminating on or before the Effective Closing Date (the "Retained Liabilities").

          13.2. Indemnification by Buyer. Buyer shall indemnify Seller and hold them harmless from and against and in respect of any and all damages, claims, losses, expenses, obligations and liabilities, including reasonable attorneys' fees, claimed or assessed against Seller or to which Seller may be subject in connection with any and all claims, suits or asserted liabilities which arise from or related to claims of any person or entity whomsoever in connection with the ownership or operation of the Assets or Business after the Effective Closing Date or the Assumed Liabilities.

     14. CLOSING CONDITIONS AND DOCUMENTS. Each party hereto shall use commercially reasonable efforts to cause all of the obligations imposed upon it in this Agreement to be duly complied with, to satisfy such conditions to closing which such party is obligated to satisfy hereunder and otherwise consummate the transactions contemplated by this Agreement which such party is obligated to consummate, including the execution of such documents as may reasonably be necessary or desirable to effectuate the purposes of this Agreement.

     15. PAYROLL MATTERS. Seller shall remain responsible for all payroll matters prior to Effective Closing, and Buyer shall be responsible therefor after Closing only to the extent of obligations arising after the Effective Closing in respect of employees that continue working for Buyer at Buyer's request.

     16. INSPECTION; CONFIDENTIALITY. Seller shall afford to Buyer and its counsel, auditors and authorized representatives full access to all properties, management personnel as designated by Seller, records and documents of the Business, and shall furnish such financial and other information with respect to the Business, personnel, and property thereof as Buyer may reasonably require.

     In connection with the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, each party acknowledges that it will have access to confidential information relating to the other party. Each party hereto shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or disclose such information in connection with the transactions contemplated hereby, except to advisors, lenders consultants and affiliates who also agree to treat such information as confidential. Seller, at a time and in a manner which it reasonably determines and after prior notice to and consultation with Buyer, may notify employees, unions, bargaining agents and the public at large of the fact of the subject transaction. In the event of the termination of this Agreement for any reason whatsoever, each party shall return to the others all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use all reasonable efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public.

     17. UNENFORCEABILITY OF ANY PROVISIONS. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability and validity of the remainder of this Agreement, which shall continue in full force and effect.

     18. BUYER'S CLOSING OBLIGATIONS. At Actual Closing, Buyer shall deliver to Seller:
          18.1. Payment of the balance of the Purchase Price, after taking the Assumed Liabilities into account, and all other sums due pursuant to this Agreement;

          18.2. Resolution of Board of Directors of Buyer authorizing the execution of this Agreement and all documents required for closing;

          18.3. Execution of all agreements executed by Seller which require Buyer's agreement and execution;

          18.4.  Certificate of Good Standing:,

          18.5. Instruments of assumption evidencing Buyer's assumption of the Assumed Liabilities. All such instruments shall be in form and substance mutually satisfactory to (a) Seller and its counsel and (b) Buyer and its counsel.

     19.  BREAK-UP FEE, OVERBID PROCEDURES.

          19.1. Break-up Fee Event. Whether or not the transaction contemplated by this Agreement is consummated, the Seller acknowledges and agrees that Buyer has made a substantial investment of management time and incurred substantial out-of-pocket expenses in connection with the negotiation and execution of this Agreement and the efforts to consummate this transaction. If the Bankruptcy Court enters an order approving the sale of all or substantially all of the Assets, in either case in a transaction not involving Buyer, or any affiliate of Buyer (a "Break-up Fee Event"), Seller shall request that the Bankruptcy Court approve the payment of a fee to Buyer in the amount of $50,000.00 (the "Break-up Fee"). The Break-up Fee (if not paid promptly upon demand) will be granted administrative expense priority, and will be an "Allowed Administrative Claim" under section 503(b) of the Bankruptcy Code, in the Seller's bankruptcy cases; however, Buyer will only be entitled to receive one total Break-up Fee.

          19.2.  Overbid Procedures.   Notwithstanding anything to the contrary
herein, and subject to approval of the Bankruptcy Court, Seller agrees that the following procedure shall be utilized in connection with the consideration by the Bankruptcy Court of any acquisition proposal from any other party:

               19.2.1. An initial offer must at least equal to the Purchase Price plus

$75,000.00; and

               19.2.2. Any subsequent offer must offer consideration having a fair market value at least equal to $25,000.00 more than the Purchase Price or the highest then-pending overbid, whichever is applicable, in each case as determined by the Bankruptcy Court.

          All such overbids must be accompanied by a cash deposit or letter of credit in the amount of $200,000.00. Any overbid which is not accompanied by such deposit or letter of credit shall not be considered an eligible bid.

          19.3.   SELLER COVENANT NOT TO COMPETE.

               19.3.1. Seller agrees that, for a period of five (5) years after the Effective Closing Date, it shall not compete with the Business through the manufacture, marketing or distribution of any products or services competitive with those presently manufactured or marketed by Smith.

               19.3.2. Seller agrees that a monetary remedy for a breach of the agreement set forth in this Section will be inadequate and impracticable and further agrees that such a breach would cause the Buyer irreparable harm, and that the Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. In the event of such a breach, Seller agrees that the Buyer shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

               19.3.3. If any provision of this Section is invalid in part, it shall be curtailed, both as to time and location, to the minimum extent required for it to be valid, effective and enforceable in the particular jurisdiction in which such restrictions are adjudged to be void or unenforceable.

          19.4. NOTICES. Notice required or permitted hereunder shall be in writing and shall be delivered by hand or deposited in the United States mail addressed to the


Seller:             Lawrence F. Ranallo, Trustee
                    c/o Price Waterhouse LLP
                    600 Grant Street
                    44th Floor
                    Pittsburgh, PA 15219
                    Telecopy: (412) 391-0604

with a copy to:     Alan B. Gordon, Esquire
                    Sable, Makoroff & Gusky, P.C.
                    Seventh Floor
                    Frick Building
                    Pittsburgh, PA 15219
                    Telecopy: (412) 281-2859

Buyer:              Jay H. Lustig
                    American Glass, Inc.
                    P.O. Box 505
                    Belle Vernon, PA  15012
                    Telecopy: (310) 260-6025

with a copy to:     Morris D. Weiss, Esquire
                    Weil, Gotshal & Manges
                    701 Brickell Avenue
                    Suite 2100
                    Miami, Florida  33131
                    Telecopy: (305) 374-7159

Any notice given by delivery, mail or courier shall be effective when received. Any notice given by telecopier shall be effective upon oral or machine confirmation of transmission.

          19.5. ASSIGNMENT. Except with the express written consent of the other party hereto, this Agreement shall not be assignable or otherwise transferred in whole or in part. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Notwithstanding the foregoing, Buyer shall have the right to have the real property described in Exhibit "A" and the other Assets acquired hereunder conveyed to a third person or entity which is controlled by or is under common control with Buyer; provided, however, that any assignment shall not discharge assignor's liability or obligation to any other party to this Agreement, and all assignees must specifically acknowledge that said assignees shall assume all obligations and liabilities of this Agreement.

          19.6. BROKERAGE. Seller and Buyer represent that there is no broker or agent involved in effecting this transaction. Seller and Buyer hereby agree to indemnify and hold each other harmless for any liability or claim for the payment of any commission, including interest and attorneys' fees, arising from the conduct of the other party. These representations are made as part of the consideration of this transaction. This paragraph shall survive the passage of title and delivery of the deed and other conveyancing documents.

          19.7. HEADINGS. All headings used herein are for convenience and reference only and shall not be deemed to have any substantive effect.

     20. ENTIRE AGREEMENT. This Agreement executed by the parties, and the exhibits and documents delivered pursuant hereto, constitute the entire contract between the parties hereto, pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether written or oral, of the parties and there are no representations, warranties, or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties to be bound thereby.

     21. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     22. INSTRUMENTS OF FURTHER ASSURANCE. Each of the parties hereto agrees, upon the request of the other party hereto, from time to time to execute and deliver to such other party all such instruments and documents of further assurance or otherwise as shall be reasonable under the circumstances, and to do any and all such acts and things as may reasonably be required to carry out the obligations of such requested party hereunder and to consummate the transactions provided for herein.

     23. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The Buyer and Seller agree that a signature delivered via facsimile shall constitute an original signature on this Agreement.

     24. PUBLICITY. After the filing date of the Motion for Sale, either party may issue a press release or other public announcement regarding this Agreement and the transaction contemplated hereby; provided, however, that (i) Seller's press release or public announcement may not, without the consent of Buyer, describe or characterize Buyer or Jay H. Lustig other than to identify them by name; and (ii) Buyer's press release or public announcement may not, without the consent of Smith and the Trustee, describe or characterize Smith or the Trustee other than to identify them by name.

NOTICE - THIS DOCUMENT MAY NOT SELL, CONVEY, TRANSFER, INCLUDE OR INSURE THE TITLE TO THE COAL AND RIGHT OF SUPPORT UNDERNEATH THE SURFACE LAND DESCRIBED OR REFERRED TO HEREIN, AND THE OWNER OR OWNERS OF SUCH COAL MAY HAVE THE COMPLETE LEGAL RIGHT TO REMOVE ALL OF SUCH COAL AND, IN THAT CONNECTION, DAMAGE MAY RESULT TO THE SURFACE OF THE LAND AND ANY HOUSE, BUILDING OR OTHER STRUCTURE ON OR IN SUCH LAND. THE INCLUSION OF THIS NOTICE DOES NOT ENLARGE, RESTRICT OR MODIFY ANY LEGAL RIGHTS OR ESTATES OTHERWISE CREATED, TRANSFERRED, EXCEPTED OR RESERVED BY THIS INSTRUMENT. (This Notice is set forth in the manner provided in Section 1 of the Act of July 17, 1957, P.L. 984, as amended, and is not intended as notice of unrecorded instruments, if any.)

     IN WITNESS WHEREOF, and intending to be legally bound, the undersigned have executed this Agreement as of the date first written above.

WITNESS:                      SELLER:
                              PITTSBURGH FOOD & BEVERAGE, INC.

___________________________   By:  /s/  Lawrence F. Ranallo, Trustee
                                   ---------------------------------
                                    Lawrence F. Ranallo, Trustee


                              SELLER:
ATTEST:                       L.E. SMITH GLASS COMPANY

___________________________   By:  /s/  Michael C. Miller, President
Secretary                          ---------------------------------


ATTEST:                       BUYER:
                              AMERICAN GLASS, INC.


___________________________   By:  /s/  Jay H. Lustig
Secretary                          ---------------------------------
                                      Title:  President
                                            ------------------------

                                   EXHIBIT A
                                   ---------

                       LEGAL DESCRIPTION OF REAL PROPERTY
                       ----------------------------------



                                   EXHIBIT B
                                   ---------

                   TANGIBLE AND INTANGIBLE PERSONAL PROPERTY
                   -----------------------------------------

     All property and assets of the Business of every kind and description (except for the "Excluded Assets" as hereinafter defined) wherever located, including franchises, licenses, permits, trademarks, technology, tradenames, processes, inventions, royalties and other intangible personal property, business name(s), patents, and including but not limited to the molds, inventory, furniture, fixtures, equipment and vehicles.

     All rights under Seller's contracts relating to the Business, including all leases, agreements, and purchase and sale orders of Seller relating to the sale or purchase of products, materials or services produced or used in connection with the Business, and including without limitation those contracts, orders and agreements set further on Exhibit "C" to this Agreement.

     All customer files, lists and records of the Business (except for the specific records hereinafter identified as being part of the Excluded Assets);

     Those accounts receivable of Smith which are less than ninety one (91) days past due at the time of Effective Closing, and all notes receivable and other claims receivable (other than inter-company notes receivable and claims receivable which may be owing between Smith and any other companies owned, controlled, affiliated with or otherwise related to Michael P. Carlow, Larry Ousky, or Frank Carlow);

     Governmental licenses and permits relating to the Business, to the extent transferrable;

     Such other assets, tangible or intangible, including contract rights, agreements, and licenses, oral or written, relating to the Business;

     Except for Excluded Assets, all books, business records and files of the Business;

     Any goodwill of Seller;

     Except for Excluded Assets, all deposits and prepayments of Seller to be prorated at Effective Closing in accordance with Paragraph 11 of the foregoing Asset Purchase and Sale Agreement;

     All other assets and properties reflected on Seller's Audit Report dated March 31, 1995 (the "March 31 1995 Financial Statement");

     The company store adjacent to the manufacturing operations of the Business; and

     The Business telephone number, mailing address and all advertising for the Business.

                                   EXHIBIT C
                                   ---------

                CONTRACTS TO BE ASSIGNED TO AND ASSUMED BY BUYER
                ------------------------------------------------

SPECIFIC CONTRACTS
------------------

     The Collective Bargaining Agreement between Smith and the American Flint Glassworks Union effective June 1, 1995 to September 1, 1998;

     All of Seller's obligations under the Credit and Security Agreement by and between Integra Business Credit Company ("IBCC") and Smith dated as of September 2, 1993 (the "Integra Agreement"); provided that IBCC or its assigns consents to the assignment and assumption and releases Smith, the Trustee and their affiliates from said obligation thereof;

     All of Seller's obligations under the following automobile installment agreements: (a) in the principal amount of $29,195.00, payable in monthly installments of $790.00, including interest at 8.5% through November, 1998, and
(b) in the principal amount of $12,318.00, payable in monthly installments of $535.00, including interest at 8.25% through May 1997; provided that either (i) the holder of such installment agreements or its assigns consents to the assignment and assumption thereof, or (ii) the Bankruptcy Court presiding over the PFB Bankruptcy Case or the Smith bankruptcy, if any, authorizes such assumption and assignment pursuant to Section 365 of the Bankruptcy Code, and in either event as described in (i) or (ii) above, Smith, the Trustee and their affiliates are released from said obligation thereof;

     All of Seller's obligations under the Promissory Note payable to Libbey Glass, Inc. in the original principal amount of $743,213.81 dated September 2, 1993; provided that Libbey Glass, Inc. or its assigns consents to the assignment and assumption and releases Smith, the Trustee and their affiliates from said obligation thereof;

     All of Seller's obligations under the Release and Settlement Agreement by and between Smith and Frick Hospital and Community Health Center dated May 31, 1995; provided that Frick Hospital and Community Health Center or its assigns consents to the assignment and assumption and releases Smith, the Trustee and their affiliates from said obligation thereof;

      Pitney Bowes.
      ------------

          (a) Star 110 UPS Shipping and Mailing System, fifty one (51) month lease payable quarterly at $1,794.58 per quarter, effective October 10, 1992.

          (b) 9032 Copy Machine and 9300 Fax Machine, thirty six (36) month lease at $1,036.68 per quarter, effective October 10, 1992.

     provided that either (i) Pitney Bowes or its assigns consents to the assignment and assumption thereof, or (ii) the Bankruptcy Court presiding over the PFB Bankruptcy Case or the Smith bankruptcy, if any, authorizes such assumption and assignment pursuant to Section 365 of the Bankruptcy Code, and in either event as described in (i) or (ii) above, Smith, the Trustee and their affiliates are released from said obligation thereof;

     AGA. On site oxygen plan to produce oxygen for ten (10) year period to begin following the date of first production, probably in July or August 1995. Charge per month is $4,368.00 for equipment maintenance (which shall be treated as an ongoing operating expense of Smith, and Buyer shall not receive a dollar for dollar credit at the Effective Closing for such contract); provided that either (i) AGA or its assigns consents to the assignment and assumption thereof, or (ii) the Bankruptcy Court presiding over the PFB Bankruptcy Case or the Smith bankruptcy, if any, authorizes such assumption and assignment pursuant to
Section 365 of the Bankruptcy Code, and in either event as described in (i) or
(ii) above, Smith, the Trustee and their affiliates are released from said obligation thereof;

      Energy Sales Company contract dated August 23, 1994; provided that either
(i) Energy Sales Company or its assigns consents to the assignment and assumption thereof, or (ii) the Bankruptcy Court presiding over the PFB Bankruptcy Case or the Smith bankruptcy, if any, authorizes such assumption and assignment pursuant to Section 365 of the Bankruptcy Code, and in either event as described in (i) or (ii) above, Smith, the Trustee and their affiliates are released from said obligation thereof;

      Seller's Blue Cross/Blue Shield Select Blue plan effective June 1, 1995; provided that Blue Cross/Blue Shield or its assigns consents to the assignment and assumption and releases Smith, the Trustee and their affiliates from said obligation thereof; and

      Seller's 401(k) retirement plans for hourly and non-union employees effective as of May 1, 1989 and January 1, 1989, respectively; provided that the trustee of each of such 401(k) plans or its assigns consents to the assignment and assumption and releases Smith, the Trustee and their affiliates from said obligation thereof.

     GENERAL CATEGORY
     ----------------

     All Permitted Encumbrances and all purchase and sale orders entered into in the ordinary course of Seller's Business relating to the sale or purchase of products, materials or services produced or used in connection with the Business, as well as all oral employment arrangements with Michael C. Miller, President, Pamela Mahbod, National Sales Manager - Giftware and Norman Pennington, National Sales Manager - Lighting. To Seller's Knowledge (as defined in the foregoing Asset Purchase and Sale Agreement), there are no currently existing written employment agreements between Smith and the aforesaid employees. Each of the above referenced employees is presently employed pursuant to oral employment agreements which, to Seller's Knowledge, may be terminated by either party;



                                   EXHIBIT D
                                   ---------

                          LIST OF PERMITS AND LICENSES
                          ----------------------------

     To the best of Seller's Knowledge (as defined in the foregoing Asset Purchase and Sale Agreement), none.


                                   EXHIBIT E
                                   ---------

                FINANCIAL STATEMENTS OF L.E. SMITH GLASS COMPANY
                ------------------------------------------------
                              DATED MARCH 31, 1995
                              --------------------



                                   EXHIBIT F
                                   ---------

                          INSURANCE POLICIES AND BONDS
                          ----------------------------

                                   EXHIBIT G
                                   ---------

             LIABILITIES TO BE RETAINED BY L.E. SMITH GLASS COMPANY
             ------------------------------------------------------

     Any liability or obligation of Seller or any other member of Seller's consolidated group related to or arising from any Federal, state, local or foreign taxes or assessments attributable to any period or portion thereof terminating on or before the Effective Closing Date and any interest, penalties and additions to tax with respect thereto, including without limitation Pennsylvania sales tax;

     Except as set forth in the Assumed Liabilities, any employee benefit plan (as defined in Section 3(3) of ERISA) or multi-employer plan (as defined in Section 3(37) of ERISA) of Smith or any similar program, policy or arrangement, and any related trust or funding arrangement covering any of the employees of Seller or any liability or obligation thereunder or with respect thereto;

     Except for the Assumed Liabilities, any liability or obligation arising out of or based upon suits, claims, proceedings or actions, including without limitation, claims for negligence by Smith, Seller's refusal to honor warranty obligations or product liability in respect of products manufactured, assembled, delivered, sold or shipped by Smith, or services provided by Smith, on or before the Effective Closing Date;

     Any liability or obligation related to or arising from the guarantee (including without limitation any similar obligation) by Seller of any obligation or indebtedness of Seller or any of its affiliates or any of their respective assets; and

          Any Assumed Liability which Seller specifically elects, in writing at the Actual Closing, to treat as a Retained Liability; provided, however, that the amount of such Assumed Liabilities which Seller elects to treat as a Retained Liability shall not exceed the sum of $150,000.00 for the worker's compensation liability as shown on Schedule 2.2.

                                  SCHEDULE 2.2
                                  ------------
                              ASSUMED LIABILITIES
                              -------------------



                                  SCHEDULE 6.7
                         REQUIRED THIRD PARTY CONSENTS
                         -----------------------------

The Collective Bargaining Agreement between Smith and American Flint Glassworks Union effective June 1, 1995 to September 1, 1998.

                                 SCHEDULE 7.14
                               MATERIAL CONTRACTS
                               ------------------

The Collective Bargaining Agreement between Smith and the American Flint Glassworks Union effective June 1, 1995 to September 1, 1998;

All of Seller's obligations under the Credit and Security Agreement by and between Integra Business Credit Company ("IBCC") and Smith dated as of September 2, 1993 (the "Integra Agreement"); provided that IBCC or its assigns consents to the assignment and assumption and releases Smith, the Trustee and their affiliates from said obligation thereof;

All of Seller's obligations under the following automobile installment agreements: (a) in the principal amount of $29,195.00, payable in monthly installments of $790.00, including interest at 8.5% through November, 1998, and
(b) in the principal amount of $12,318.00, payable in monthly installments of $535.00, including interest at 8.25% through May 1997; provided that either (i) the holder of such installment agreements or its assigns consents to the assignment and assumption thereof, or (ii) the Bankruptcy Court presiding over the PFB Bankruptcy Case or the Smith bankruptcy, if any, authorizes such assumption and assignment pursuant to Section 365 of the Bankruptcy Code, and in either event as described in (i) or (ii) above, Smith, the Trustee and their affiliates are released from said obligation thereof;

All of Seller's obligations under the Promissory Note payable to Libbey Glass, Inc. in the original principal amount of $743,213.81 dated September 2, 1993; provided that Libbey Glass, Inc. or its assigns consents to the assignment and assumption and releases Smith, the Trustee and their affiliates from said obligation thereof;

All of Seller's obligations under the Release and Settlement Agreement by and between Smith and Frick Hospital and Community Health Center dated May 31, 1995; provided that Frick Hospital and Community Health Center or its assigns consents to the assignment and assumption and releases Smith, the Trustee and their affiliates from said obligation thereof;

 Pitney Bowes.
 ------------

(a) Star 110 UPS Shipping and Mailing System, fifty one (51) month lease payable quarterly at $1,794.58 per quarter, effective October 10, 1992.

(b) 9032 Copy Machine and 9300 Fax Machine, thirty six (36) month lease at $1,036.68 per quarter, effective October 10, 1992.

provided that either (i) Pitney Bowes or its assigns consents to the assignment and assumption thereof, or (ii) the Bankruptcy Court presiding over the PFB Bankruptcy Case or the Smith bankruptcy, if any, authorizes such assumption and assignment pursuant to Section 365 of the Bankruptcy Code, and in either event as described in (i) or (ii) above, Smith, the Trustee and their affiliates are released from said obligation thereof;

AGA. On site oxygen plan to produce oxygen for ten (10) year period to begin following the date of first production, probably in July or August 1995. Charge per month is $4,368.00 for equipment maintenance (which shall be treated as an ongoing operating expense of Smith, and Buyer shall not receive a dollar for dollar credit at the Effective Closing for such contract); provided that either
(i) AGA or its assigns consents to the assignment and assumption thereof, or
(ii) the Bankruptcy Court presiding over the PFB Bankruptcy Case or the Smith bankruptcy, if any, authorizes such assumption and assignment pursuant to
Section 365 of the Bankruptcy Code, and in either event as described in (i) or
(ii) above, Smith, the Trustee and their affiliates are released from said obligation thereof;

Energy Sales Company contract dated August 23, 1994; provided that either (i) Energy Sales Company or its assigns consents to the assignment and assumption thereof, or (ii) the Bankruptcy Court presiding over the PFB Bankruptcy Case or the Smith bankruptcy, if any, authorizes such assumption and assignment pursuant to Section 365 of the Bankruptcy Code, and in either event as described in (i) or (ii) above, Smith, the Trustee and their affiliates are released from said obligation thereof;

Seller's Blue Cross/Blue Shield Select Blue plan effective June 1, 1995; provided that Blue Cross/Blue Shield or its assigns consents to the assignment and assumption and releases Smith, the Trustee and their affiliates from said obligation thereof; and

Seller's 401(k) retirement plans for hourly and non-union employees effective as of May 1, 1989 and January 1, 1989, respectively; provided that the trustee of each of such 401(k) plans or its assigns consents to the assignment and assumption and releases Smith, the Trustee and their affiliates from said obligation thereof.

The following purchase and sale orders (which are in excess of $60,000.00):

1. Ambrosia Industries
     (P.O. #89972)
2. Tuesday Morning, Inc.
     (P.O. #63610)
3. Partylite Gifts, Inc.
     (P.O. #63911)



                                 SCHEDULE 7.16
                                   LITIGATION
                                   ----------


1) L.E. Smith is a party in an Age Discrimination and Civil Rights action filed with the Equal Employment Opportunity Commission by Robert E. Gianni. Mr. Gianni is a former employee of L.E. Smith. His employment termination arose out of a restructuring plan which included the elimination of his position. In light of these facts, any recovery is doubtful.

2) Pursuant to a letter dated as of June 20, 1995 given by Tim McCarthy, President of Izabel Lam, L.E. Smith has been notified that Izabel Lam intends to file an action against L.E. Smith for alleged breach of contract and intellectual property infringement.

                                 SCHEDULE 7.18
                             EMPLOYEE BENEFIT PLANS
                             ----------------------



                                                         EFFECTIVE DATE

L.E. Smith Glass Company 401K retirement                 May 1, 1989
plan for hourly employees

L.E. Smith Glass Company 401K retirement                 January 1, 1989
plan for non-union employees

Blue Cross/Blue Shield Select Blue                       June 1, 1995



                                 SCHEDULE 7.19
           COLLECTIVE BARGAINING AGREEMENTS AND EMPLOYMENT AGREEMENTS
           ----------------------------------------------------------


The Collective Bargaining Agreement between Smith and the American Flint Glassworks Union effective June 1, 1995 to September 1, 1998;

All employment arrangements, if any, with Michael C. Miller, President, Pamela Mahbod, National Sales Manager -Giftware, and Norman Pennington, National Sales Manager - Lighting . To Seller's Knowledge (as defined in the foregoing Asset Purchase and Sale Agreement), there are no currently existing written employment agreements between Smith and the aforesaid employees. Each of the above referenced employees is presently employed pursuant to oral employment agreements which, to Seller's Knowledge, may be terminated by either party;



                                 SCHEDULE 7.20
                              COMPLIANCE WITH LAW
                              -------------------

None